EXHIBIT 99
Applied Industrial Technologies Reports 25% Earnings
Increase on 11% Sales Gain in Fiscal 2007 First Quarter,
Raises Fiscal Year Guidance
CLEVELAND, Ohio, October 24, 2006 — Applied Industrial Technologies (NYSE: AIT) today reported record first quarter sales and earnings. For its fiscal 2007 first quarter, ended September 30, net income rose by 25.3% on a sales increase of 11.1%.
Net sales for the first quarter increased to $492,590,000 from $443,205,000 in the comparable period a year ago. Net income for the quarter increased to $21,117,000 or $0.47 per share compared to $16,850,000 or $0.36 per share last year. This 31% increase in earnings per share represents the sixteenth consecutive quarter of year-over-year increases of at least 20 percent.
(Note: all per-share amounts have been adjusted to reflect a 3-for-2 stock split paid June 15, 2006.)
Commenting on the performance, Applied Chairman & Chief Executive Officer David L. Pugh said, “We have had a very good start to what we expect to be another very good year. A healthy increase in our sales, combined with a continuing focus on operating fundamentals allowed us to post strong earnings. In particular, our operating margins showed good improvement as numerous strategic initiatives increased our efficiency and productivity.
“As we look to the future, the markets continue to look fairly solid. Correspondingly, we are increasing our guidance on our fiscal 2007 earnings per share to a range between $1.80 — $1.90, up from our previous guidance of $1.76 — $1.80 per share.”
During the first quarter of 2007, the company purchased 520,900 shares of its common stock in open market transactions for $12.4 million. At September 30, 2006, the company had remaining authorization to repurchase more than 979,100 additional shares.
Applied will host its first quarter conference call for investors and analysts at 4 p.m. ET today (Tuesday, October 24). To join in the call, dial 1-800-822-4794. The call will be conducted by Chairman & CEO David L. Pugh, President & COO Bill L. Purser and CFO Mark O. Eisele. The call will also be webcast and can be accessed live online at www.applied.com and will be archived there for 14 days. A replay of the teleconference will be available for two weeks at 1-888-203-1112 (passcode 2784980).
The company will hold its Annual Meeting of Shareholders at 10:00 a.m., Tuesday, October 24, 2006, at its Corporate Headquarters, One Applied Plaza, Cleveland, Ohio. August 28, 2006, is the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting.

With more than 450 facilities and 4,600 employee-associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 2 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2006, Applied posted sales of $1.9 billion. Applied can be visited on the Internet at http://www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “guidance,” “look” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.
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For investor relations information contact Mark O. Eisele, Vice President – Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President – Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Amounts in Thousands, except per share data)

	Three Months Ended
	September 30,
	2006	2005
Net Sales	$492,590	$443,205
Cost of sales	357,456	320,901

	135,134	122,304

Selling, distribution and administrative expenses	101,757	94,502

Operating Income	33,377	27,802
Interest expense, net	647	772
Other (income) expense, net	(69)	150

Income Before Income Taxes	32,799	26,880
Income Tax Expense	11,682	10,030

Net Income	$21,117	$16,850

Net Income Per Share — Basic	$0.48	$0.37

Net Income Per Share — Diluted	$0.47	$0.36

Average Shares Outstanding — Basic	43,937	44,963

Average Shares Outstanding — Diluted	44,845	46,602

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(1) Cost of sales for interim financial statements is computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based on periodic physical inventories and the effect of year-end inventory quantities on LIFO costs.
(2) All share and per share data have been restated to reflect a 3 for 2 stock split effective June 15, 2006.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	September 30,	June 30,
	2006	2006

Assets
Cash and cash equivalents	$102,276	$106,428
Accounts receivable, net of allowances of $6,100 and $6,000	240,647	231,524
Inventories	192,523	190,537
Other current assets	19,720	29,955

Total current assets	555,166	558,444
Property — net	69,755	70,794
Goodwill	57,248	57,222
Other assets	45,642	44,211

Total Assets	$727,811	$730,671

Liabilities
Accounts payable	$110,402	$109,440
Other accrued liabilities	67,124	78,991

Total current liabilities	177,526	188,431
Long-term debt	75,988	76,186
Other liabilities	53,166	51,232

Total Liabilities	306,680	315,849

Shareholders’ Equity	421,131	414,822

Total Liabilities and Shareholders’ Equity	$727,811	$730,671

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In Thousands)

	Three Months Ended September 30,
	2006	2005

Cash Flows from Operating Activities
Net income	$21,117	$16,850
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	3,350	3,198
Share-based compensation and amortization of intangibles and other assets	1,487	689
Gain on sale of property	(22)	(12)
Treasury shares contributed to employee benefit and deferred compensation plans	1,367	3,046
Changes in operating assets and liabilities, net of effects from acquisition of business	(11,104)	(26,696)
Other	(75)	812

Net Cash provided by (used in) Operating Activities	16,120	(2,113)

Cash Flows from Investing Activities
Property purchases	(2,520)	(1,670)
Proceeds from property sales	105	45
Net cash paid for acquisition of businesses, net of cash acquired		(15,735)
Deposits and other	(652)	290

Net Cash used in Investing Activities	(3,067)	(17,070)

Cash Flows from Financing Activities
Purchase of treasury shares	(12,409)	(10,178)
Dividends paid	(5,297)	(3,613)
Excess tax benefits from share-based compensation	217	1,407
Exercise of stock options	330	867

Net Cash used in Financing Activities	(17,159)	(11,517)

Effect of Exchange Rate Changes on Cash	(46)	355

Decrease in cash and cash equivalents	(4,152)	(30,345)
Cash and cash equivalents at beginning of period	106,428	127,136

Cash and Cash Equivalents at End of Period	$102,276	$96,791